Exhibit 8.1

Stradley Ronon Stevens & Young, LLP Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

January 15, 2010

Board of Directors

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, PA 19010

Re:	Federal Tax Consequences of the Merger of First Keystone Financial, Inc. with and into Bryn Mawr Bank Corporation

Ladies and Gentlemen:

You have requested our opinion as to the U.S. federal income tax consequences of the Merger of First Keystone Financial, Inc., a Pennsylvania corporation (“FKF”), with and into Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”), with BMBC as the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger by and between BMBC and FKF dated as of November 3, 2009 (the “Merger Agreement”). As part of the Merger, each share of FKF Common Stock (other than Treasury Stock or shares of FKF Common Stock held by the FKF RRP that are not subject to awards) will be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. Immediately following the Merger, First Keystone Bank will merge with and into a newly chartered Pennsylvania stock savings bank that will be formed as a wholly-owned subsidiary of The Bryn Mawr Trust Company (“BMT”), a wholly-owned subsidiary of BMBC, which interim Pennsylvania stock savings bank will then be merged immediately into BMT, with BMT as the surviving institution. This letter does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement. The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Merger Agreement.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement and the applicable laws of the Commonwealth of Pennsylvania.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents, including, without limitation, the proxy statement/prospectus provided to shareholders of FKF in connection with a special meeting of shareholders of FKF scheduled to

Board of Directors

Bryn Mawr Bank Corporation

January 15, 2010

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be held on March 2, 2010, as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

In rendering the opinion set forth below, we have relied, with the consent of both FKF and BMBC, upon the following written representations of FKF and/or BMBC concerning the Merger (which representations we have neither investigated nor verified):

1. The Merger will be consummated in compliance with the material terms of the Merger Agreement and none of the material terms and conditions therein have been waived or modified and the parties have no plan or intention to waive or modify any such material condition.

2. The ratio for the exchange of shares of FKF Common Stock for BMBC Common Stock and other consideration in the Merger was negotiated through arm’s length bargaining. Accordingly, the fair market value of the BMBC Common Stock and other consideration to be received by FKF stockholders in the Merger will be approximately equal to the fair market value of the FKF Common Stock surrendered by such stockholders in exchange therefor. FKF stockholders will not receive any consideration other than the Merger Consideration described in the Merger Agreement, and FKF will not receive any consideration other than the assumption by BMBC of all obligations and liabilities of FKF for the assets of FKF being acquired in the Merger.

3. At least 40% of the proprietary interest in FKF will be exchanged for BMBC Common Stock and will be preserved within the meaning of Treasury Regulation Section 1.368-1(e).

4. During the five-year period ending on the closing of the Merger, (a) neither FKF nor any corporation related to FKF within the meaning of Treasury Regulation Section 1.368-1(e)(4) (determined without regard to Treasury Regulation Section 1.368-1(e)(4)(i)(A)) to FKF will have acquired FKF Common Stock with consideration other than FKF Common Stock or BMBC Common Stock, except for purchases of FKF Common Stock pursuant to open market repurchase programs; and (b) no distributions will have been made with respect to FKF Common Stock (other than normal, regular dividend distributions made pursuant to FKF’s historic dividend paying practice), either directly or through any transaction, agreement or arrangement with any other person.

5. During the five-year period ending on the closing of the Merger, neither BMBC nor any corporation related to BMBC within the meaning of Treasury Regulation Section 1.368-1(e)(4) will have purchased any FKF Common Stock with consideration other than BMBC Common Stock (other than as required by the Merger Agreement) or will have furnished cash or other property directly or indirectly in connection with redemptions of FKF Common Stock or distributions by FKF to FKF shareholders in connection with or in contemplation of the Merger.

Board of Directors

Bryn Mawr Bank Corporation

January 15, 2010

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6. Except for cash paid in lieu of fractional interests of BMBC Common Stock pursuant to the Merger, neither BMBC nor any corporation related to BMBC within the meaning of Treasury Regulation Section 1.368-1(e)(4) has any plan or intention to acquire during the five-year period beginning on the closing of the Merger, with consideration other than BMBC Common Stock, BMBC Common Stock furnished in exchange for a proprietary interest in FKF, either directly or through any transaction, plan or arrangement with any other person, except for purchases of BMBC Common Stock pursuant to open market repurchase programs.

7. Immediately after the Merger, BMBC intends to continue the historic business of FKF or use a significant portion of the historic business assets of FKF in a business.

8. In connection with the Merger, FKF will not have disposed of and/or acquired any assets aggregating more than 5% of its total assets or otherwise changed its historic business. FKF did not enter into (or expand) a line of business as part of the Merger.

9. The assumption by BMBC of the liabilities of FKF pursuant to the Merger is for a bona fide business purpose, and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of FKF to BMBC pursuant to the Merger.

10. The liabilities of FKF assumed by BMBC and the liabilities to which the transferred assets of FKF are subject were incurred by FKF in the ordinary course of its business. No liabilities of any person other than FKF will be assumed by BMBC in the Merger, and none of the shares of FKF Common Stock to be surrendered in exchange for BMBC Common Stock in the Merger will be subject to any liabilities.

11. BMBC and FKF will pay their respective expenses, if any, incurred in connection with the Merger. Neither BMBC nor FKF will pay any of the expenses of the stockholders of FKF incurred in connection with the Merger.

12. There is no intercorporate indebtedness existing between BMBC and FKF that was issued, acquired or will be settled at a discount.

13. Neither FKF nor BMBC is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

14. Neither FKF nor BMBC is under the jurisdiction of a court in a Title 11 (i.e., bankruptcy) or similar case within the meaning of Section 368(a)(3)(A) of the Code.

15. On the date of the Merger, the fair market value of the assets of FKF will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

16. The payment of cash in lieu of fractional shares of stock of FKF was not separately bargained for consideration and is being made for the purpose of saving BMBC the expense and inconvenience of issuing fractional shares.

Board of Directors

Bryn Mawr Bank Corporation

January 15, 2010

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17. None of the compensation received by any stockholder-employee of FKF pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his/her shares of FKF Common Stock. None of the shares of BMBC Common Stock received by any stockholder-employee of FKF pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of FKF pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

We have assumed that the foregoing representations of FKF and/or BMBC are accurate as of the date hereof and continue to remain accurate.

OPINION

Based upon the foregoing assumptions and representations, and subject to the limitations and qualifications set forth herein, we are of the opinion as of the date hereof as follows:

•	The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

•

An FKF stockholder generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the BMBC Common Stock received pursuant to the merger over such stockholder’s adjusted tax basis in the shares of FKF Common Stock surrendered) and (ii) the amount of cash received pursuant to the Merger.

•

The aggregate tax basis of BMBC Common Stock received by an FKF stockholder will be equal to the aggregate adjusted tax basis of the shares of FKF Common Stock surrendered for BMBC Common Stock and cash, reduced by the amount of cash received by the FKF stockholder pursuant to the Merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend), if any, recognized by the FKF stockholder on the exchange.

•

The holding period of the BMBC Common Stock will include the holding period of the shares of FKF Common Stock surrendered, provided the FKF Common Stock surrendered is held as a capital asset at the time of the exchange.

No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they

Board of Directors

Bryn Mawr Bank Corporation

January 15, 2010

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should. While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. Any change to the applicable law, either prospectively or retroactively, or relevant facts, could affect our opinion. We undertake no responsibility to advise you of any developments after completion of the Merger in the application or interpretation of the income tax laws of the United States.

Our opinion addresses only the specific United States federal income tax consequences of the Merger and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders (as that term is used in the Merger Agreement) of FKF or BMBC that are subject to special tax rules. Our opinion is limited to the Merger, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Merger (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by BMBC with the Securities and Exchange Commission in connection with the Merger and to the reference to us under the headings “United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the proxy statement/prospectus filed as part of the Registration Statement on Form S-4.

Very truly yours,

/s/ Stradley, Ronon, Stevens & Young, LLP